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                                                                    EXHIBIT 99.1


Contact:  Craig A. Reynolds                              FOR IMMEDIATE RELEASE
          Chief Financial Officer
          (281) 334-9700



                     AMERICAN HOMESTAR CORPORATION COMMENCES
                                 REORGANIZATION

HOUSTON, Texas: January 11, 2001. American Homestar Corporation (NASDAQ/ NMS:HSTR) today announced that it commenced chapter 11 bankruptcy proceedings on January 11, 2001, on behalf of itself and 21 of its subsidiary companies. The affected subsidiaries are those engaged in retailing, manufacturing and franchising activities. The bankruptcies were commenced in the United States Bankruptcy Court for the Southern District of Texas. Certain of the Company's other subsidiaries- those engaged in insurance, financial and transportation services - did not commence any proceedings.

The bankruptcy filings were necessitated by a severe and prolonged decline in manufactured home sales throughout the manufactured housing industry. Industry-wide sales declined approximately 24% between 1999 and 2000. At September 30, 2000 (the date of American Homestar Corporation's most recent 10-Q), the company reported total assets of $ 363 million and total liabilities of $ 279 million. Chapter 11 bankruptcy should allow American Homestar Corporation to restructure both its business operations and its indebtedness.

The Company anticipates that it will file a plan of reorganization by April 30, 2001.

American Homestar Corporation is a vertically integrated manufacturer and retailer of manufactured housing which also provides transportation and insurance services to its customers.



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